 Exhibit 4.2

CARDIOL THERAPEUTICS INC.
FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2020 AND 2019
(EXPRESSED IN CANADIAN DOLLARS)

Independent Auditor’s Report
To the Shareholders of
Cardiol Therapeutics Inc.
Opinion
We have audited the financial statements of Cardiol Therapeutics Inc. (the Entity), which comprise the statements of financial position as at December 31, 2020 and 2019, and the statements of loss and comprehensive loss, changes in equity (deficiency) and cash flows for the years then ended, and notes to the financial statements, including a summary of significant accounting policies.
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Entity as at December 31, 2020 and 2019, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRSs).
Basis for Opinion
We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Key Audit Matters
Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.
Impairment of assets
Given the changing nature of the industry in which the Company operates, there is a risk that there could be a material impairment to capital asset and intangible asset balances. The determination as to whether or not there is impairment relating to an asset or Cash Generating Unit (CGU) involves significant judgement about the future cash flows and plans for these assets and CGUs (Note 3).
We considered the adequacy of the related disclosures in the financial statements including those made with respect to critical accounting judgements.
We evaluated the Company’s assessment of indicators of impairment. Where the Company determined indicators existed, we considered the Company’s calculation of the recoverable amount of its CGUs.
We assessed the reasonableness of the cash flow projections used in the impairment models as well as the reliability of the Company’s historical cash flow forecasts.
We involved our valuation specialists to assess the reasonableness of key assumptions including the discount rate. We also performed sensitivity analysis around the key drivers of the cash flow projections. Having determined the change in assumptions (individually or collectively) that would be required for the CGUs to be impaired, we considered the likelihood of such a movement in those key assumptions arising.

Other Information
Management is responsible for the other information. The other information comprises:
•
The information, other than the financial statements and our auditor’s report thereon, included in the Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.
We obtained the Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.
Responsibilities of Management and Those Charged with Governance for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.
Those charged with governance are responsible for overseeing the Entity’s financial reporting process.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.
As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:
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Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

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Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity’s internal control.

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Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

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Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

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Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.
We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.
From the matters communicated with the Audit Committee, we determine those matters that were of most significance in the audit of the Financial Statements for the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation preclude public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.
The engagement partner on the audit resulting in this independent auditor’s report is Richard Yeghiayan.

1
Montréal, Québec
March 31, 2021

1
CPA auditor, CA, public accountancy permit No. A122867

Cardiol Therapeutics Inc.
Statements of Financial Position
(Expressed in Canadian Dollars)
	As at December 31, 2020	As at December 31, 2019
ASSETS
Current assets Cash and cash equivalents (note 6)	$14,025,187	$6,956,203
Accounts receivable	5,793	11,666
Other receivables	214,130	916,202
Prepaid expenses (note 16)	347,808	283,666
Prepaid inventory (note 15(iv))	339,051	5,084,199
Inventory (note 16)	17,968	1,118,748
Total current assets	14,949,937	14,370,684
Non-current assets Property and equipment (note 7)	479,554	584,047
Intangible assets (note 9)	463,690	548,134
Total assets	$15,893,181	$15,502,865
EQUITY AND LIABILITIES
Current liabilities Accounts payable and accrued liabilities (note 16)	$2,466,262	$640,076
Current portion of lease liability (note 8)	51,915	50,473
Total current liabilities	2,518,177	690,549
Non-current liabilities
Lease liability (note 8)	104,651	140,279
Total liabilities	2,622,828	830,828
Equity (deficiency) Share capital (note 11)	51,923,471	39,413,506
Warrants (note 13)	4,460,728	1,731,250
Contributed surplus (note 12)	8,765,773	4,765,965
Deficit	(51,879,619)	(31,238,684)
Total equity (deficiency)	13,270,353	14,672,037
Total equity (deficiency) and liabilities	$15,893,181	$15,502,865
Commitments (notes 9 and 15)
Subsequent events (notes 13 and 19)
Approved on behalf of the Board:
“David Elsley”, Director	“Eldon Smith”, Director
The accompanying notes to the financial statements are an integral part of these financial statements.

Cardiol Therapeutics Inc.
Statements of Loss and Comprehensive Loss
(Expressed in Canadian Dollars)
	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating expenses (note 16)
Administration	$3,287,340	$3,112,872
Depreciation of property and equipment (note 7)	145,095	66,128
Amortization of intangible assets (note 9)	84,444	84,444
Accretion and interest on convertible debentures (note 10)	—	621
Investor relations and promotions	1,642,514	2,081,417
Research and development	10,515,256	3,530,183
Salaries and benefits	2,086,177	1,833,892
Transfer agent and regulatory	164,576	152,546
Share-based compensation (note 12)	2,765,059	3,266,287
Loss before other income (expenses)	(20,690,461)	(14,128,390)
Interest income	76,583	245,422
Loss on foreign exchange	(34,455)	(99,850)
Other income (note 17)	7,398	298,795
Net loss and comprehensive loss for the year	$(20,640,935)	$(13,684,023)
Basic and diluted net loss per share (note 14)	$(0.69)	$(0.53)
Weighted average number of common shares outstanding	29,857,136	25,822,262
The accompanying notes to the financial statements are an integral part of these financial statements.

Cardiol Therapeutics Inc.
Statements of Cash Flows
(Expressed in Canadian Dollars)
	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating activities
Net loss and other comprehensive loss for the year	$(20,640,935)	$(13,684,023)
Adjustments for:
Depreciation of property and equipment	145,095	66,128
Amortization of intangible assets	84,444	84,444
Share-based compensation	2,765,059	3,266,287
Accretion on convertible debentures	—	621
Accretion on lease liability	16,286	10,622
Shares for services	49,712	—
Research and development expenses to be settled through warrant exercise	78,992	496,500
Changes in non-cash working capital items: Accounts receivable	5,873	22,425
Other receivables	702,072	(489,513)
Prepaid expenses	(64,142)	205,173
Prepaid inventory	4,745,148	—
Inventory	1,100,780	142,578
Accounts payable and accrued liabilities	1,826,186	(1,501,322)
Net cash used in operating activities	(9,185,430)	(11,380,080)
Investing activities
Purchase of property and equipment	(40,602)	(424,305)
Net cash used in investing activities	(40,602)	(424,305)
Financing activities
Issuance of units	17,250,000	—
Share issuance costs	(1,088,190)	—
Proceeds from initial public offering, net of commission	—	1,667,127
Proceeds from warrants exercised	183,678	382,150
Payment of lease liability	(50,472)	(20,189)
Net cash provided by financing activities	16,295,016	2,029,088
Net change in cash and cash equivalents	7,068,984	(9,775,297)
Cash and cash equivalents, beginning of year	6,956,203	16,731,500
Cash and cash equivalents, end of year	$14,025,187	$6,956,203
The accompanying notes to the financial statements are an integral part of these financial statements.

Cardiol Therapeutics Inc.
Statements of Changes in Equity (Deficiency)
(Expressed in Canadian Dollars)
	Share capital			Contributed surplus	Equity portion of convertible debenture
	Number	Amount	Warrants			Deficit	Total
Balance, December 31, 2018	22,726,712	$36,722,454	$1,593,608	$1,253,295	$259,463	$(17,554,661)	$22,274,159
Initial public offering – Common shares	374,544	1,730,393	—	—	—	—	1,730,393
Share issuance costs	—	(121,845)	58,579	—	—	—	(63,266)
Fair value of warrants expired	—	—	(246,383)	246,383	—	—	—
Convertible debentures conversion	2,700,000	529,300	—	—	(259,463)	—	269,837
Share-based compensation	—	—	—	3,266,287	—	—	3,266,287
Warrants exercised	76,430	382,150	—	—	—	—	382,150
Fair value of warrants exercised	—	171,054	(171,054)	—	—	—	—
Fair value of warrants earned	—	—	496,500	—	—	—	496,500
Net loss and comprehensive loss for the year	—	—	—	—	—	(13,684,023)	(13,684,023)
Balance, December 31, 2019	25,877,686	$39,413,506	$1,731,250	$4,765,965	$—	$(31,238,684)	$14,672,037
Issuance of units	6,900,000	13,446,249	3,803,751	—	—	—	17,250,000
Share issuance costs	—	(1,243,485)	155,295	—	—	—	(1,088,190)
Fair value of warrants expired	—	—	(1,234,749)	1,234,749	—	—	—
Warrants exercised	65,191	162,226	21,452	—	—	—	183,678
Fair value of warrants exercised	—	95,263	(95,263)	—	—	—	—
Shares for services	17,414	49,712	—	—	—	—	49,712
Share-based compensation	—	—	—	2,765,059	—	—	2,765,059
Fair value of warrants earned	—	—	78,992	—	—	—	78,992
Net loss and comprehensive loss for the year	—	—	—	—	—	(20,640,935)	(20,640,935)
Balance, December 31, 2020	32,860,291	$51,923,471	$4,460,728	$8,765,773	$—	$(51,879,619)	$13,270,353
The accompanying notes to the financial statements are an integral part of these financial statements.

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
1.   Nature of operations
Cardiol Therapeutics Inc. (the “Company”) was incorporated under the laws of the Province of Ontario on January 19, 2017. The Company’s registered and legal office is located at 2265 Upper Middle Rd. E., Suite 602, Oakville, Ontario, L6H 0G5, Canada.
The Corporation is a clinical-stage biotechnology company focused on the research and clinical development of anti- inflammatory therapies for the treatment of cardiovascular disease (“CVD”). The Corporation recently received approval from the U.S. Food and Drug Administration (the “FDA”) for its Investigational New Drug (“IND”) application to commence a Phase II/III, double-blind, placebo-controlled clinical trial investigating the efficacy and safety of its lead product, CardiolRx™, in hospitalized COVID-19 patients with a prior history of, or risk factors for, CVD. CardiolRx is an ultra-pure, high concentration cannabidiol oral formulation that is pharmaceutically produced, manufactured under cGMP, and is THC free (<10 ppm).
Cardiol is also planning to file an IND for a Phase II international trial of CardiolRx in acute myocarditis, a condition caused by inflammation in heart tissue, which remains the most common cause of sudden cardiac death in people less than 35 years of age and is developing a subcutaneous formulation of CardiolRx for the treatment of inflammation in the heart that is associated with the development and progression of heart failure.
In parallel with the clinical programs in inflammatory heart disease, Cardiol is also developing a commercial opportunity in the Canadian medical cannabinoid market through an exclusive supply agreement with Medical Cannabis by Shoppers™.
On December 20, 2018, the Company completed its initial public offering (the “IPO”) on the Toronto Stock Exchange (the “TSX”). As a result, the Company’s common shares commenced trading on that date on the TSX under the symbol “CRDL” and the warrants commenced trading under the symbol “CRDL.WT”. On May 30, 2019, the Company also began trading on the OTCQX Best Market under the symbol “CRTPF”.
2.   Significant accounting policies
The Company applies International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).
The policies applied in these financial statements are based on IFRSs issued and outstanding as of March 31, 2021, the date the Board of Directors approved the statements.
(a) Statement of compliance
These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).
These financial statements have been prepared on a historical cost basis. In addition, these financial statements have been prepared using the accrual basis of accounting except for cash flow information.
(b) Functional and presentation currency
These financial statements are presented in Canadian dollars, being the functional currency of the Company. The functional currency for the Company is determined by the currency of the primary economic environment in which it operates (“the functional currency”).
At the end of each reporting year, monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at that date; non-monetary assets and liabilities carried at fair

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
2.   Significant accounting policies (continued)
value that are denominated in foreign currencies are translated at the rates of exchange prevailing at the date when fair value was determined; and non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are not retranslated. Such exchange differences arising from retranslation at year-end are recognized in the statement of loss and comprehensive loss.
(c) Financial instruments
Recognition
The Company recognizes a financial asset or financial liability on the statement of financial position when it becomes party to the contractual provisions of the financial instrument. Financial assets are initially measured at fair value and are derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset, or when cash flows expire. Financial liabilities are initially measured at fair value and are derecognized when the obligation specified in the contract is discharged, cancelled, or expired.
A write-off of a financial asset (or a portion thereof) constitutes a derecognition event. A write-off occurs when the Company has no reasonable expectations of recovering the contractual cash flows on a financial asset.
Classification and Measurement
The Company determines the classification of its financial instruments at initial recognition. Financial assets and financial liabilities are classified according to the following measurement categories:
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those to be measured subsequently at fair value, either through profit or loss (“FVTPL”) or through other comprehensive income (“FVTOCI”); and,

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those to be measured subsequently at amortized cost.

The classification and measurement of financial assets after initial recognition at fair value depends on the business model for managing the financial asset and the contractual terms of the cash flows. Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding, are generally measured at amortized cost at each subsequent reporting period. All other financial assets are measured at their fair values at each subsequent reporting period, with any changes recorded through profit or loss or through other comprehensive income (which designation is made as an irrevocable election at the time of recognition).
After initial recognition at fair value, financial liabilities are classified and measured at either:
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amortized cost;

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FVTPL, if the Company has made an irrevocable election at the time of recognition, or when required (for items such as instruments held for trading or derivatives); or,

•
FVTOCI, when the change in fair value is attributable to changes in the Company’s credit risk.

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.
Transaction costs that are directly attributable to the acquisition or issuance of a financial asset or financial liability classified as subsequently measured at amortized cost are included in the fair value of the instrument

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
2.   Significant accounting policies (continued)
on initial recognition. Transaction costs for financial assets and financial liabilities classified at fair value through profit or loss are expensed in profit or loss.
The Company’s financial asset consists of cash and cash equivalents and accounts receivable, which are classified and measured at amortized cost. The Company’s financial liabilities consist of accounts payable and accrued liabilities, which are classified and measured at amortized cost.
Impairment
The Company assesses all information available, including on a forward-looking basis the expected credit losses associated with any financial assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. To assess whether there is a significant increase in credit risk, the Company compares the risk of a default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition based on all information available, and reasonable and supportive forward-looking information.
(e) Impairment of non-financial assets
At the end of each reporting period, the Company reviews the carrying amounts of its non-financial assets to determine whether there is any indication that those assets have suffered an impairment loss. Where such an indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. The recoverable amount is the higher of an asset’s fair value less cost to sell and its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of loss and comprehensive loss.
(f) Property and equipment
Property and equipment are stated at cost, less accumulated depreciation and accumulated impairment losses. The initial cost of an asset comprises its purchase price or construction cost, any costs directly attributable to bringing the asset into operation, the initial estimate of the rehabilitation obligation, and for qualifying assets, borrowing costs. The purchase price or construction cost is the aggregate amount paid and fair value of any other consideration given to acquire the asset. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.
Property and equipment are amortized as follows:
Computer equipment	30% per annum
Office equipment	20% per annum
Equipment	30% per annum
Right-of-use asset	straight-line basis over the 5-year term of the lease
Leasehold improvements	straight-line basis over the 5-year term of the lease
An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of loss and comprehensive loss when the asset is derecognized.

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
2.   Significant accounting policies (continued)
The assets’ residual values, useful lives and methods of depreciation are reviewed each reporting period, and adjusted prospectively if appropriate.
(g) Cash and cash equivalents
Cash and cash equivalents in the statements of financial position comprise cash at banks and short-term bank deposits with original maturity of three months or less. The Company’s cash is invested with major financial institutions in business accounts that are available on demand by the Company for its programs.
(h) Revenue Recognition
The Company recognizes revenue from customers when control of the goods is transferred to the customer, at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods. Sales tax collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the statements of loss and comprehensive loss. Contracts are not written to include advertising allowances, tiered discounts, or any other performance obligation. Since there is only a single performance obligation, there is no allocation of the transaction price.
Per Company policy, any product that doesn’t meet the contract mandated standards can be returned within the first 5 days of delivery in exchange for another product or for a full refund. The Company accounts for customer returns utilizing the “expected value method.”
Expected amounts are excluded from revenue and recorded as a “refund liability” that represents the Company’s obligation to return the customer’s consideration. Estimates are based on actual historical data. Under IFRS 15, the Company must also recognize a “return asset” for the value of goods recovered. The Company currently destroys all returned product for safety and quality purposes, and as such, no return asset is recognized.
(i) Income taxes
Income tax on the profit or loss for the years presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.
Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.
Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for goodwill not deductible for tax purposes and the initial recognition of assets or liabilities that affect neither accounting nor taxable profit. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date.
A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, it provides a valuation allowance against that excess.
(j) Loss per share
The Company presents basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
2.   Significant accounting policies (continued)
outstanding during the year. Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all instruments outstanding that may add to the total number of common shares.
(k) Intangible assets
Intangible assets are stated at cost, less accumulated amortization and accumulated impairment losses. Intangible assets with finite useful lives are amortized over their estimated useful lives. Research costs are expensed when incurred. The exclusive global license’s useful life is 9 years.
(l) Share-based transactions
Share-based payments to non-employees are measured at the fair value of the goods or services received. If it is determined that the fair value of the goods or services cannot be reliably measured, the fair value of the equity instruments issued are recorded at the date the goods or services are received.
(m) Stock options
The fair value of stock options granted is recognized as an expense with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee, including directors of the Company.
The fair value of stock options issued to employees is measured at the grant date and recognized on a graded-vesting basis over the period during which the options vest. Stock options issued to non-employees are measured at the fair value of the goods or services received or the fair value of the equity instruments issued if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The fair value of the options granted to employees is measured using the Black-Scholes option pricing model, taking into account the terms and conditions upon which the options were granted. Consideration paid for the shares on the exercise of stock options is credited to share capital. At each financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that are expected to vest.
(n) Inventory
Inventories are valued at the lower of cost and net realizable value. The cost of raw materials is determined on a specific identification basis for materials that are segregated for a specific project and otherwise on a first-in, first-out basis.
3.   Significant accounting judgements and estimates
The preparation of these financial statements requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual outcomes could differ from these estimates. These financial statements include estimates that, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in future periods, if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions, and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
3.   Significant accounting judgements and estimates (continued)
Critical accounting estimates
Significant assumptions about the future that management has made that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:
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the inputs used in the Black-Scholes valuation model, including unobservable assumptions when the Company was private at the time of issuance of certain equity instruments (share price and volatility), in accounting for share-based payment transactions;

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the estimate of the percentage of completion of certain research and development agreements;

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the valuation of income tax accounts; and

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the initial valuation and estimated useful lives of intangible assets.

Critical accounting judgments
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management applied judgment in determining the functional currency of the Company as Canadian dollars;

•
management applied judgment in determining the Company’s ability to continue as a going concern. The Company has incurred significant losses since inception. Management determined that a material going concern uncertainty does not exist due to the sufficient working capital to support their planned expenditure levels through 2021. Management will need to raise additional financing to support their planned level of expenditure through the end of 2022. Such financing may come from product sales, licensing arrangements, research and commercial development partnerships, government grants, and/or corporate finance arrangements;

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management’s assessment that no impairment exists for intangible assets, based on the facts and circumstances that existed during the period; and

•
management’s assessment of the impact the novel coronavirus (COVID-19) pandemic will have on operations.

4.   Capital risk management
The Company manages its capital to ensure sufficient financial flexibility to achieve the ongoing business objectives including research activities, funding of future growth opportunities and pursuit of acquisitions.
The Company monitors its capital structure and makes adjustments according to market conditions in an effort to meet its objectives given the current outlook of the business and industry in general. The Company may manage its capital structure by issuing new shares, repurchasing outstanding shares, adjusting capital spending, or disposing of assets. The capital structure is reviewed by management and the Board of Directors on an ongoing basis.
The Company considers its capital to be equity, comprising share capital, warrants, and contributed surplus less accumulated deficit, which at December 31, 2020 totaled $13,270,353 (December 31, 2019 — $14,672,037).
The Company manages capital through its financial and operational forecasting processes. The Company reviews its working capital and forecasts its future cash flows based on operating expenditures, and other investing and financing activities. The forecast is updated based on activities related to its research programs. Selected information is provided to the Board of Directors of the Company.

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
4.   Capital risk management (continued)
The Company is not currently subject to any capital requirements imposed by a lending institution or regulatory body. The Company expects that its capital resources will be sufficient to discharge its liabilities as of the current statement of financial position date.
5.   Financial instruments and risk management
Fair value
The Company provides information about its financial instruments measured at fair value at one of three levels according to the relative reliability of the inputs used to estimate the fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are as follows:
•
Level 1:
quoted prices (unadjusted) in active markets for identical assets or liabilities;

•
Level 2:
inputs other than quotes prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•
Level 3:
inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company has no financial instruments measured at fair value. The fair value of all other financial instruments approximates their carrying amounts due to the relatively short period to maturity.
Financial risks
The Company’s activities expose it to a variety of financial risks: credit risk, liquidity risk, and market risk (including interest rate and foreign currency risk).
Risk management is carried out by the Company’s management team under policies approved by the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.
There were no changes to credit risk, liquidity risk, or market risk for the year ended December 31, 2020.
(i)
Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company’s financial instruments that are exposed to concentrations of credit risk relate primarily to cash and cash equivalents and accounts receivable.
The Company mitigates its risk by maintaining its funds with large reputable financial institutions, from which management believes the risk of loss to be minimal. Accounts receivable includes interest receivable relating to guaranteed investment certificates held with large reputable financial institutions, as well as trade receivables. The Company’s management considers that all the above financial assets are of good credit quality.
(ii)
Liquidity risk

Liquidity risk is the risk that the Company encounters difficulty in meeting its obligations associated with financial liabilities. Liquidity risk includes the risk that, as a result of operational liquidity requirements, the Company will not have sufficient funds to settle a transaction on the due date; will be forced to sell financial assets at a value which is less than what they are worth; or may be unable to settle or recover a financial asset. Liquidity risk arises from accounts payable and accrued liabilities, and commitments. The Company limits its exposure to this risk by closely monitoring their cash flow.

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
5.   Financial instruments and risk management (continued)
The following table presents the contractual maturities of the financial liabilities as of December 31, 2020:
As at December 31, 2020	Carrying amount	Payable within 1 year	1 – 3 years	4 – 5 years	Total
Accounts payable and accrued liabilities	$2,466,262	$2,466,262	$—	$—	$2,466,262
Lease liability	156,566	51,915	109,310	23,073	184,298
	$2,622,828	$2,518,177	$109,310	$23,073	$2,650,560
(iii) Market risk
Market risk is the risk of loss that may arise from changes in market factors, such as interest rates and foreign exchange rates.
(a)
Interest rate risk

The Company currently does not have any short-term or long-term debt that is variable interest bearing and, as such, the Company’s current exposure to interest rate risk is minimal.
(b)
Foreign currency risk

Foreign exchange risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in the foreign exchange rates. The Company enters into foreign currency purchase transactions and has assets that are denominated in foreign currencies and thus is exposed to the financial risk of earnings fluctuations arising from changes in foreign exchange rates and the degree of volatility of these rates. The Company does not currently use derivative instruments to reduce its exposure to foreign currency risk.
The Company holds balances in U.S. dollars which could give rise to exposure to foreign exchange risk. Sensitivity to a plus or minus 10% change in the foreign exchange rate of the U.S. dollar against the Canadian dollar would affect the reported loss and comprehensive loss by approximately $219,000 (December 31, 2019 — $152,000).
6.   Cash and cash equivalents
Cash and cash equivalents include a cashable Guaranteed Investment Certificate totaling $61,506 earning interest of 0.1% per annum and maturing on December 4, 2021 (December 31, 2019 — cashable Guaranteed Investment Certificate totaling $61,200 earning interest of 0.5% per annum and maturing on December 4, 2020). The Guaranteed Investment Certificate may be redeemed prior to maturity without penalty.
7.   Property and equipment
Cost	Right-of-use asset	Equipment	Leasehold improvements	Office equipment	Computer equipment	Total
Balance, December 31, 2018	$—	$—	$—	$3,129	$32,605	$35,734
Additions	200,319	116,578	234,772	49,788	23,167	624,624
Balance, December 31, 2019	200,319	116,578	234,772	$52,917	$55,772	$660,358
Additions	—	6,480	2,476	12,799	18,847	40,602
Balance, December 31, 2020	$200,319	$123,058	$237,248	$65,716	$74,619	$700,960

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
7.   Property and equipment (continued)
Accumulated Depreciation	Right-of-use asset	Equipment	Leasehold improvements	Office equipment	Computer equipment	Total
Balance, December 31, 2018	$—	$—	$—	$876	$9,307	$10,183
Depreciation for the year	23,373	23,996	4,192	2,940	11,627	66,128
Balance, December 31, 2019	$23,373	$23,996	$4,192	$3,816	$20,934	$76,311
Depreciation for the year	40,068	29,056	50,840	11,828	13,303	145,095
Balance, December 31, 2020	$63,441	$53,052	$55,032	$15,644	$34,237	$221,406
Carrying value	Right-of-use asset	Equipment	Leasehold improvements	Office equipment	Computer equipment	Total
Balance, December 31, 2019	$176,946	$92,582	$230,580$	49,101	$34,838	$584,047
Balance, December 31, 2020	$136,878	$70,006	$182,216$	50,072	$40,382	$479,554
8.   Lease liability
Carrying Value
Balance, December 31, 2018	$—
Additions(i)	200,319
Repayments	(20,189)
Accretion	10,622
Balance, December 31, 2019	$190,752
Repayments	(50,472)
Accretion	16,286
Balance, December 31, 2020	$156,566
Current portion	51,915
Long-term portion	$104,651

(i)
When measuring the lease liability for the property lease that was classified as an operating lease, the Company discounted the lease payments using its incremental borrowing rate. The property lease expires on May 31, 2024 and the lease payments were discounted with a 9% interest rate.

9.   Intangible assets
Cost	Exclusive global license agreement
Balance, December 31, 2018, December 31, 2019, and December 31, 2020	$767,228
Accumulated Amortization	Exclusive global license agreement
Balance, December 31, 2018	$134,650
Amortization for the year	84,444
Balance, December 31, 2019	$219,094
Amortization for the year	84,444

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
9.   Intangible assets (continued)
Accumulated Amortization	Exclusive global license agreement
Balance, December 31, 2020	$303,538

Carrying Value	Exclusive global license agreement
Balance, December 31, 2019	$548,134
Balance, December 31, 2020	$463,690
Exclusive global agreement (“Meros License Agreement”)
In 2017, the Company was granted by Meros Polymers Inc. (“Meros”) the sole, exclusive, irrevocable license to patented nanotechnologies for use with any drugs to diagnose, or treat, cardiovascular disease, cardiopulmonary disease, and cardiac arrhythmias. Meros is focused on the advancement of nanotechnologies developed at the University of Alberta.
Under the Meros License Agreement, Cardiol agreed to certain milestones and milestone payments, including the following: (i) payment of $100,000 upon enrolling the first patient in a Phase IIB clinical trial designed to investigate the safety and indications of efficacy of one of the licensed technologies; (ii) payment of $500,000 upon enrolling the first patient in a Pivotal Phase III clinical trial designed to investigate the safety and efficacy of one of the licensed technologies; (iii) $1,000,000 upon receiving regulatory approval from the FDA for any therapeutic and/or prophylactic treatment incorporating the licensed technologies. Cardiol also agreed to pay Meros the following royalties:
(a)   5% of worldwide proceeds of net sales of the licensed technologies containing cannabinoids, excluding non-royalty sub-license income in (b) below, that Cardiol receives from human and animal disease indications and derivatives as outlined in the Meros License Agreement;
(b)   7% of any non-royalty sub-license income that Cardiol receives from human and animal disease indications and derivatives for licensed technologies containing cannabinoids as outlined in the Meros License Agreement;
(c)   3.7% of worldwide proceeds of net sales that Cardiol receives from the licensed technology in relation to human and animal cardiovascular and/or cardiopulmonary disease, heart failure, and/or cardiac arrhythmia diagnosis and/or treatments using the drugs, excluding cannabinoids included in (a) above, outlined in the Meros License Agreement; and
(d)   5% of any non-royalty sub-license income that Cardiol receives in relation to any human and animal heart disease, heart failure and/or arrhythmias indications, excluding cannabinoids included in (b) above, as outlined in the Meros License Agreement.
In addition, as part of the consideration under the Meros License Agreement, Cardiol (i) issued to Meros 1,020,000 common shares; and (ii) issued to Meros 1,020,000 special warrants convertible automatically into common shares for no additional consideration upon the first patient being enrolled in a Phase 1 clinical trial using the licensed technologies as described in the Meros License Agreement.
10.   Convertible debt
On January 31, 2017, the Company issued a convertible debenture with a face value of $400,000. The debenture bore interest at 3% per annum, calculated and payable monthly, and was to mature on January 31, 2020. In January 2019, the debenture was converted into 2,700,000 common shares.

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
10.   Convertible debt (continued)
The Company used the residual value method to allocate the principal amount of the convertible debentures between the liability and equity components. The Company valued the debt component of the debentures by calculating the present value of the principal and interest payments, discounted at a rate of 40%, being management’s best estimate of the rate that a non-convertible debenture with similar terms would bear. The equity conversion feature of the debentures comprised the value of the conversion option, being the difference between the face value of the debentures and the liability element calculated above. Based on this calculation, the liability component was $140,537 and the residual equity component was $259,463. Accretion charges attributable to the debentures for the year ended December 31, 2019 was $621. This amount was added to the liability component on the statements of financial position and was included in accretion and interest on convertible debentures expense on the statements of loss and comprehensive loss.
On conversion of the debenture, the liability and equity components of the debenture were transferred to share capital (see note 11).
11.   Share capital
a)
Authorized share capital

The authorized share capital consisted of unlimited number of common shares. The common shares do not have a par value. All issued shares are fully paid.
b)
Common shares issued

	Number of common shares	Amount
Balance, December 31, 2018	22,726,712	$36,722,454
Convertible debentures conversion(i)	2,700,000	529,300
Initial public offering – Common shares(ii)	374,544	1,730,393
Share issuance costs(ii)	—	(121,845)
Warrants exercised (note 13)	76,430	382,150
Fair value of warrants exercised (note 13)	—	171,054
Balance, December 31, 2019	25,877,686	$39,413,506
Shares for services(iii)	17,414	49,712
Issuance of units(iv)	6,900,000	17,250,000
Fair value of warrants(iv)	—	(3,803,751)
Share issuance costs(iv)	—	(1,243,485)
Warrants exercised (note 13)	65,191	183,678
Fair value of warrants exercised (note 13)	—	95,263
Fair value of warrants earned (note 13)	—	(21,452)
Balance, December 31, 2020	32,860,291	$51,923,471

(i)
On January 2, 2019, the Company issued 2,700,000 common shares on conversion of a convertible debenture, (see note 10). On the conversion, the liability and equity components of the debenture of $269,837 and $259,463, respectively, were allocated to share capital.

(ii)
On January 18, 2019, the Company issued 374,544 common shares at $4.62 per share for gross proceeds of $1,730,393 under the over-allotment option granted to the Underwriters on the IPO.

The Underwriters were paid cash fees of $103,824 and 22,472 compensation warrants. Each compensation warrant entitled the holder to acquire one common share of the Company at $5.00 for a period of 12 months from closing. The grant date fair value of $58,579 was assigned to the compensation warrants issued as estimated by using a fair value market technique incorporating the

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
11.   Share capital (continued)
Black-Scholes option pricing model, using the following assumptions: a risk-free interest rate of 1.90%; an expected volatility factor of 132%; an expected dividend yield of 0%; and an expected life of 1 year.
(iii)
On March 30, 2020, the Company issued 6,914 common shares, with a fair value of $20,742, in exchange for $28,140 of services rendered. The valuation was based on the fair value of the shares issued. As a result, the Company recorded other income of $7,398. On November 2, 2020, the Company issued 6,500 common shares, with a fair value $18,850, and on December 17, 2020, issued 4,000 common shares with a fair value of $10,120 for services rendered. The fair value of the shares issued on November 2, 2020 and December 17, 2020 were determined to be equal to the value of the services rendered.

(iv)
On June 4, 2020, the Company completed its short form prospectus offering by issuing 6,900,000 common share units at $2.50 per unit for gross proceeds of $17,250,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable into one common share at the price of $3.25 per share for a period of two years from closing, subject to accelerated expiry if, at any time, the volume weighted average trading price of the common shares is equal to or greater than $4.50 for any 10 consecutive trading day period.

The fair value of $3,803,751 was assigned to the 3,450,000 warrants issued as part of the units based on as estimated by using a fair value market technique incorporating the Black-Scholes option pricing model, using the following assumptions: a risk-free interest rate of 0.32%; an expected volatility factor of 85%; an expected dividend yield of 0%; and an expected life of 2 years.
The Underwriters were paid cash fees of $735,000 and 294,000 compensation warrants. Each compensation warrant entitles the holder to acquire one additional common share unit of the Company at $2.50 for a period of 24 months from closing. The grant date fair value of $507,059 was assigned to the compensation warrants issued as estimated by using a fair value market technique incorporating the Black-Scholes option pricing model, using the following assumptions: a risk-free interest rate of 0.32%; an expected volatility factor of 85%; an expected dividend yield of 0%; and an expected life of 2 years.
12.   Stock options
The Company has adopted an incentive stock option plan in accordance with the policies of the TSX, under which the Board of Directors of the Company may grant to directors, officers, employees, and consultants of the Company, non- transferable options to purchase common shares provided the number of shares reserved for issuance under the stock option plan shall not exceed 10% of the issued and outstanding common shares, exercisable for a period of up to ten years from the date of grant. The Board of Directors determines the price per common share and the number of common shares which may be allotted to directors, officers, employees, and consultants, and all other terms and conditions of the option, subject to the rules of the TSX.
	Number of stock options	Weighted average exercise price ($)
Balance, December 31, 2018	820,000	$5.00
Issued	1,055,000	4.50
Expired	(75,000)	5.34
Cancelled	(40,000)	5.00
Balance, December 31, 2019	1,760,000	$4.68
Issued	1,304,300	2.73
Expired	(203,000)	4.79
Balance, December 31, 2020	2,861,300	$3.78
At the grant date, the fair value stock options issued was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions:

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
12.   Stock options (continued)
	Year Ended December 31, 2020	Year Ended December 31, 2019
Fair value of stock options at grant date	$1.52	$3.61
Share price	$2.68	$4.50
Exercise price	$2.73	$4.50
Risk-free interest rate	0.41%	1.67%
Expected volatility	95%	121%
Expected life in years	3.01	4.96
Expected dividend yield	Nil	Nil
The following table reflects the actual stock options issued and outstanding as of December 31, 2020:
Expiry date	Exercise price ($)	Weighted average remaining contractual life (years)	Number of options outstanding	Number of options vested (exercisable)
March 9, 2021	3.04	0.19	50,000	50,000
October 29, 2021	3.28	0.83	90,000	90,000
November 24, 2021	3.34	0.90	50,000	50,000
June 22, 2022	2.58	1.47	500,000	500,000
August 19, 2022	2.58	1.63	50,000	25,000
August 19, 2022(i)	2.50	1.63	75,000	18,750
September 8, 2022	3.25	1.69	100,000	100,000
September 30, 2022(i)	3.05	1.75	75,000	—
October 15, 2024	3.23	3.79	110,000	36,667
December 2, 2024	4.08	3.92	60,000	20,000
December 5, 2024	3.69	3.93	60,000	30,000
February 23, 2025(i)	3.54	4.15	106,300	53,150
August 16, 2025	5.00	4.63	200,000	200,000
August 19, 2025	2.12	4.64	100,000	—
August 30, 2025(i)	5.00	4.67	580,000	393,330
October 7, 2025	2.90	4.77	35,000	—
December 2, 2025	2.59	4.92	210,000	—
January 2, 2026	4.30	5.01	150,000	150,000
January 24, 2026	5.34	5.07	60,000	20,000
April 1, 2026	5.77	5.25	140,000	46,667
April 4, 2026	5.42	5.26	60,000	20,000
	3.78	3.53	2,861,300	1,803,564

(i)
Subsequent to December 31, 2020, the following stock options were accelerated to vest immediately: 37,500 options at $2.50; 56,250 options at $3.05; 10,000 options at $3.54; and 30,000 options at $5.00.

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
13.   Warrants
	Number of warrants	Amount
Balance, December 31, 2018	4,378,544	$1,593,608
Issued (note 11(ii))	22,472	58,579
Expired	(112,560)	(246,383)
Exercised	(76,430)	(171,054)
Earned(i)	—	496,500
Balance, December 31, 2019	4,212,026	$1,731,250
Issued (note 11(iv)),(ii)	3,762,796	3,980,498
Expired	(3,388,026)	(1,234,749)
Exercised	(65,191)	(95,263)
Earned(i)	—	78,992
Balance, December 31, 2020	4,521,605	$4,460,728

(i)
During the year ended December 31, 2020, 19,748 warrants with a fair value of $78,992 were earned pursuant to the Caro Development Agreement (see note 15 (iii)).

(ii)
The 18,796 warrants with a fair value of $21,452 carrying an exercise price of $3.25 and expiry date of June 4, 2022, are included in this amount as a result of the exercise of 37,591 warrants carrying a price of $2.50. A grant date fair value of $21,452 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: expected dividend yield of 0%; risk-free rate of 0.22%; expected life of 1.59 years; and an expected volatility of 84% (based on historical information).

The following table reflects the actual warrants issued and outstanding as of December 31, 2020, excluding 1,020,000 special warrants convertible automatically into common shares for no additional consideration in accordance with the original escrow release terms as described in the Meros License Agreement (see note 9):
Expiry date	Exercise price ($)	Remaining contractual life (years)	Warrants exercisable
June 4, 2022	3.25	1.42	3,441,196
June 4, 2022(1)	2.50	1.42	256,409
August 31, 2022	4.00	1.64	824,000
	3.34	1.46	4,521,605

(1)
Exercisable into one common share and one-half of one common share purchase warrant. Each additional whole warrant is exercisable into one common share at the price of $3.25 per share until June 4, 2022.

14.   Loss per share
For the year ended December 31, 2020, basic and diluted loss per share has been calculated based on the loss attributable to common shareholders of $20,640,935 (year ended December 31, 2019 — $13,684,023) and the weighted average number of common shares outstanding of 29,857,136 (year ended December 31, 2019 — 25,822,262). Diluted loss per share did not include the effect of stock options and warrants as they are anti-dilutive.
15.   Commitments
(i)
The Company has leased premises with third parties. The minimum committed lease payments, which include the lease liability payments shown as base rent, are approximately as follows:

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
15.   Commitments (continued)
	Base rent	Variable rent	Total
2021	$51,915	$51,846	$103,761
2022	53,934	51,846	105,780
2023	55,376	51,846	107,222
2024	23,073	21,603	44,676
	$184,298	$177,141	$361,439

(ii)
The Company has signed various agreements with consultants to provide services and to purchase equipment. Under the agreements, the Company has the following remaining commitments.

2021	$830,763

(iii)
Cardiol entered into a development agreement (the “Caro Development Agreement”) with the Clinical Academic Research Organization, S.A. DE C.V. (“Caro”) dated August 28, 2018, to further research and development of proprietary drug formulations for the treatment of heart failure. Caro is a Mexican corporation dedicated to providing clinical and scientific experimentation and consulting, as well as performing development activities by itself or through third-party providers.

Pursuant to the terms of the Caro Development Agreement, Caro will provide scientific experimentation, research activities, medical drug development activities, and medical drug formulation and discovery to Cardiol (the “Development Activities”), as set out in a development plan (the “Development Plan”). Under the Caro Development Agreement, Caro may also engage third-party providers of development activities in support of the Development Plan, which is anticipated to be limited to third-party vendors of materials.
Pursuant to the terms of the Caro Development Agreement, Cardiol will immediately upon execution of the Caro Development Agreement allot and set aside 824,000 Common Shares of Cardiol, and issue to Caro 824,000 warrants (the “Caro Compensation Warrants”), each warrant having the following qualifications: (i) an expiry date of August 31, 2022, or such earlier date as may be specified by a relevant stock exchange; (ii) an exercise price of $4 per share (to be settled through the issuance of invoices by Caro); and (iii) each of the Caro Compensation Warrants entitles Caro to purchase one Common Share of Cardiol for the exercise price. Cardiol also further agreed to pay Caro US$400,000 in cash (paid).
Pursuant to the terms of the Caro Development Agreement, both Cardiol and Caro may terminate the Caro Development Agreement if either party believes in good faith that the continued performance of the Development Activities may be commercially unwise, jeopardize safety, or otherwise be unethical or illegal. However, if Caro terminates the Caro Development Agreement for any reason except breach of contract by Cardiol, or terminates the development activities under the contract prior to achievement of all milestones in the Development Plan, then any unexercised Caro Compensation Warrants that are not related to Development Activities and milestones in the Development Plan that have been attained up to the time of termination of the Caro Development Agreement shall be deemed terminated as of the time of termination of the Caro Development Agreement. Further, if Cardiol terminates the Caro Development Agreement for any reason (including breach of contract by Caro), or requires Caro to terminate the Development Activities prior to achievement of all milestones in the Development Plan, then the Caro Compensation Warrants issued to Caro that can be invoiced for the CARO Development Activities completed up to the time of termination shall be considered to have been earned notwithstanding such termination.
The CARO Compensation Warrants that cannot be exercised (because invoices for CARO Development Activities not completed cannot be issued) will be deemed terminated, null and void as of termination.

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
15.   Commitments (continued)
(iv)
Cardiol entered into an exclusive supply agreement (the “Exclusive Supply Agreement”) with Noramco, Inc. (“Noramco”) dated September 28, 2018, as amended on December 7, 2018, December 11, 2018, July 2, 2019 and September 11, 2019, and November 12, 2019 pursuant to which Noramco will be the exclusive supplier of pharmaceutical cannabidiol for Cardiol, provided Noramco is able to meet Cardiol’s supply requirements.

During the period, the Exclusive Supply Agreement was assigned to Purisys, LLC (“Purisys”), an affiliate of Noramco headquartered in Athens, Georgia. This assignment had no impact on Cardiol’s rights under the Exclusive Supply Agreement.
Pursuant to the terms of the Exclusive Supply Agreement, Cardiol paid a non-refundable payment of US$3,000,000 (the “Exclusivity Payment”). The Exclusivity Payment represents a prepayment for inventory and is being credited towards purchases.
Effective upon entering into a supply agreement with Shoppers Drug Mart Inc. on March 16, 2020, Purisys shall not sell pharmaceutical cannabidiol to any third party for use in the production of products sold to retail pharmacies in Canada and Mexico, such as Shoppers Drug Mart Inc. Notwithstanding this restriction, Purisys shall have the right to sell pharmaceutical cannabidiol to third parties outside Canada for use in products that are approved as prescription medicines by the Therapeutic Products Directorate of Health Canada for delivery into Canada.
The Exclusive Supply Agreement expires on December 31, 2038, subject to certain renewal provisions.
(v)
Pursuant to the terms of agreements with various other contract research organizations, the Company is committed for contract research services for 2021 at a cost of approximately $1,271,434.

16.   Related party transactions
(a)
The Company entered into the following transactions with related parties:

(i)
Included in research and development expense is $1,149,098 for the year ended December 31, 2020 (year ended December 31, 2019 — $1,171,900) paid to a company related to a director. As at December 31, 2020, $505,195 (December 31, 2019 — $76,784) was owed to this company and this amount was included in accounts payable and accrued liabilities, and $1,470 and $nil (December 31, 2019 — $65,973 and $35,040) was paid to this company and was included in prepaid expenses and inventory, respectively.

(ii)
Included in administration is $nil for the year ended December 31, 2020 (year ended December 31, 2019 — $230,000) paid to a company related to a former director. As at December 31, 2020, $nil (December 31, 2019 — $20,000) is included in prepaid expenses.

(b)
Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company directly or indirectly, including any directors (executive and non-executive) of the Company. Remuneration of directors and key management personnel of the Company, except as noted in (a) above, was as follows:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Salaries and benefits	$1,499,613	$1,145,571
Share-based payments	617,999	1,506,339
	$2,117,612	$2,651,910

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
16.   Related party transactions (continued)
As at December 31, 2020, $190,940 (December 31, 2019 — $2,005) was owed to key management personnel and this amount was included in accounts payable and accrued liabilities.
17.   Income taxes
The income tax allowance differs from the amount resulting from the application of the combined Canadian income tax rate as follows:
	December 31, 2020	December 31, 2019
Loss before income taxes	$(20,640,935)	$(13,684,023)
Statutory income tax rate	26.50%	26.50%
Expected income tax recovery	(5,469,848)	(3,626,266)
Non-taxable income or non-deductible expenses	759,036	898,469
Tax rate differential and other	(192,855)	(237,466)
Unapplied non-capital losses	4,903,667	2,965,263
	$—	$—
During the year ended December 31, 2019, the Company received refundable investment tax credits (“ITCs”), for qualifying scientific research and experimental development (“SRED”) expenses, of $219,776 related to its 2018 Canadian income tax return.
The Company intends to claim non-refundable ITCs on its 2019 and 2020 Canadian income tax returns. The amount of the qualifying SRED expenses and ITCs are unknown at the date of the audit report.
The Company has Canadian non-capital losses of approximately $37,093,367 available to apply against the future taxable income, expiring has follows.
2036	$1,368,251
2037	5,394,542
2038	636,496
2039	11,189,673
2040	18,504,405
$37,093,367
18.   Uncertainty due to COVID-19
The recent novel coronavirus (COVID-19) pandemic has impacted and could further impact our expected timelines, operations, and the operations of our third-party suppliers, manufacturers, and CROs as a result of quarantines, facility closures, travel and logistics restrictions, and other limitations in connection with the outbreak. While we expect this to be temporary, there is uncertainty around its duration and its broader impact. The Company has not experienced any adverse material affects as at December 31, 2020.
19.   Subsequent events
(i)
Subsequent to December 31, 2020, the Company granted 1,146,666 stock options to certain consultants of the Company. Each option allows the holder to acquire one common share of the Company at an

Cardiol Therapeutics Inc.
Notes to Financial Statements
Years Ended December 31, 2020 and 2019
(Expressed in Canadian Dollars)
19.   Subsequent events (continued)
exercise price ranging from $3.16 to $4.80 and expires between January 31, 2023 and February 22, 2023. 696,666 of the options vest immediately, while the remainder vest 25% per quarter from the grant date.
(ii)
Subsequent to December 31, 2020, the Company received proceeds of $7,968,220 on the exercise of 2,451,760 warrants with an exercise price of $3.25, and $503,068 on the exercise of 201,227 warrants with an exercise price of $2.50. In addition, there were a total of 916,666 stock option exercises, resulting in cumulative proceeds of $2,604,648.

(iii)
In March 2021, the Corporation announced that it has submitted an application for listing to the Nasdaq. This listing of the Company’s common shares on the Nasdaq is subject to approval of the Nasdaq and the satisfaction of all applicable listing criteria and requirements. No assurance can be given that such application will be approved or that such listing will be completed. If the Nasdaq listing occurs, the Company’s common shares will no longer be listed on the OTCQX exchange. The Company plans to maintain its current listing on the TSX.